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                                                                    EXHIBIT 10.7

                                               November 8, 2004






Re:  Amendment to Change of Control Agreement

Dear [______],

       The Change of Control Agreement dated as of March 7, 2003 between you and Vertex Pharmaceuticals Incorporated (the "AGREEMENT") hereby is amended, effective November 8, 2004, as follows:

1.     Insert a new Section I.7, which shall state in its entirety:

       I.7 "PRO-RATA SHARE OF RESTRICTED STOCK" shall mean, for any grant of restricted stock as to which the Company's repurchase right lapses ratably over a specified period (e.g. in equal annual increments over four years), that number of shares as to which the Company's repurchase right with respect to those shares would have lapsed if the Executive's employment by the Company had continued an additional 18 month period. For any other shares of restricted stock, "Pro-Rata Share of Restricted Stock" shall mean, as to any shares of restricted stock which were granted on the same date and as to which the Company's repurchase right lapses on the same date, that portion of such shares calculated by multiplying the number of shares by a fraction, the numerator of which is the number of days that have passed since the date of grant, plus the number of days in 18 months, and the denominator of which is the total number of days from the date of the grant until the date (without regard to any provisions for earlier vesting upon achievement of a specified goal) on which the Company's repurchase right would lapse under the terms of the grant.

2. Delete Section 2, "Accelerated Vesting," in its entirety, and substitute the following therefor:

       2.   ACCELERATED VESTING

            (a) Stock options for the purchase of the Company's securities held by you as of the Termination Date and not then exercisable shall be deemed to have been held by you for an additional 18 months, for purposes of calculating the number of options which are exercisable on the Termination Date. The options to which this accelerated vesting applies shall remain exercisable


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                 until the earlier of (a) the end of the 90-day period
                 immediately following the Termination Date, or (b) the date the stock option(s) would otherwise expire; and

            (b) the Company's lapsing repurchase right with respect to shares of restricted stock held by you shall lapse with respect to the Pro-Rata Share of Restricted Stock.

            (c) Notwithstanding anything to the contrary in this agreement, the terms of any option agreement or restricted stock agreement shall govern the acceleration, if any, of vesting or lapsing of the Company's repurchase rights, as applicable, except to the extent that the terms of this agreement are more favorable to you.


       As so amended, the Change of Control Agreement shall remain in full force and effect.

       If you agree to the foregoing amendment, please so indicate by signing and returning the enclosed copy of this letter.


                                         VERTEX PHARMACEUTICALS INCORPORATED



                                         By:
                                            ------------------------------------
                                            Joshua S. Boger
                                            Chairman and Chief Executive Officer


Accepted and Agreed:


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                                   SCHEDULE 1
               PARTIES TO AMENDMENT TO CHANGE OF CONTROL AGREEMENT


                                    John Alam
                                   Lynne Brum
                                  Pamela Fritz
                                  Peter Mueller
                                   Mark Murcko
                                 Steven Schmidt
                                  John Thomson
                                 Jeffrey Wilson